Exhibit 99.1

For Immediate Release

Kura Sushi USA Names Jeff Uttz as Chief Financial Officer

Irvine, CA. October 3, 2022 – Kura Sushi USA, Inc. (“Kura Sushi” or the “Company”), (NASDAQ: KRUS), a technology-enabled Japanese restaurant concept, today announced that Jeff Uttz has been named the Company’s new Chief Financial Officer, effective October 3, 2022.

“We are thrilled to welcome Jeff as our new Chief Financial Officer,” said Hajime Uba, President and Chief Executive Officer of Kura Sushi. “Jeff is an accomplished restaurant finance executive and a highly respected individual within the investment community. Throughout his impressive career, he has consistently demonstrated financial leadership and strategic planning skills designed to build strong restaurant brands, and an ability to lead high-growth companies during key phases of their expansion. As we continue to capture our extensive growth opportunities, we believe Jeff is the ideal fit for the future of Kura and we look forward to benefitting from his expertise.”

Mr. Uttz brings to Kura a wealth of industry experience, most recently as Chief Financial Officer for Shake Shack Inc. for a period of four years where he was instrumental in preparing Shake Shack Inc. for its initial public offering in 2015. As Chief Financial Officer at Shake Shack Inc., Mr. Uttz was involved in opening 45 new restaurants and partnered cross-functionally with operations, real estate, marketing, human resources, and supply chain teams. Prior to his tenure at Shake Shack Inc., Mr. Uttz served as Executive Vice President and Chief Financial Officer of Yard House USA, Inc., an American sports bar chain, for a period of 12 years. At Yard House USA, Inc., Mr. Uttz established the finance infrastructure to support the organization and was also actively engaged in every real estate transaction as a member of the real estate team. Prior to his tenure at Yard House USA, Inc., Mr. Uttz held several financial leadership positions at CKE Restaurants Inc. Mr. Uttz started his career at the public accounting firm KPMG, LLP.

About Kura Sushi USA, Inc.

Kura Sushi USA, Inc. is a technology-enabled Japanese restaurant concept with 40 locations across 12 states and Washington DC. The Company offers guests a distinctive dining experience built on authentic Japanese cuisine and an engaging revolving sushi service model. Kura Sushi USA, Inc. was established in 2008 as a subsidiary of Kura Sushi, Inc., a Japan-based revolving sushi chain with over 500 restaurants and more than 35 years of brand history. For more information, please visit www.kurasushi.com.

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Investor Relations Contact:

Fitzhugh Taylor

(657) 333-4010

investor@kurausa.com